Exhibit 99.1

SAKS INCORPORATED DECLARES DISTRIBUTION OF
PREFERRED SHARE PURCHASE RIGHTS

FOR IMMEDIATE RELEASE	Contact: Julia Bentley (865) 981-6243 www.saksincorporated.com

New York, New York (November 26, 2008)--Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced that that its Board of Directors declared a distribution of one Preferred Share Purchase Right on each outstanding share of Saks’ common stock.

The Rights will be exercisable only if a person or group acquires 20% or more of Saks’ common stock or commences a tender offer, the consummation of which would result in ownership by a person or group of 20% or more of the common stock. Each Right will entitle shareholders to buy one one-hundredth of a share of a Series C Junior Preferred Stock at an exercise price of $50.

If a person or group acquires 20% or more of Saks’ outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right’s then-current exercise price, a number of Saks’ common shares having a market value of twice the exercise price. In addition, if Saks is acquired in a merger or other business combination transaction after a person has acquired 20% or more of Saks’ outstanding common stock, each Right will entitle its holder to purchase, at the Right’s then-current exercise price, a number of the acquiring company’s common shares having a market value of twice the exercise price. The acquiring person will not be entitled to exercise these Rights.

Prior to the acquisition by a person or group of beneficial ownership of 20% or more of the Saks’ common stock, the Rights are redeemable for one-tenth of a cent per Right at the option of the Board of Directors.

The Board of Directors is also authorized to reduce the 20% thresholds referred to above to not less than 10%.

The distribution will be made on December 8, 2008, payable to stockholders of record as of the close of business on that date, and is not taxable to stockholders. The Rights will expire on November 26, 2018.

Saks Incorporated currently operates Saks Fifth Avenue, which consists of 53 Saks Fifth Avenue stores, 51 Saks OFF 5TH stores, and saks.com.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: whether a person or group acquires 20% or more of Saks’ common stock or commences a tender offer, whether Saks is acquired in a merger or other business combination transaction after a person has acquired 20% or more of Saks’ outstanding common stock and whether the Rights are redeemed by the Company . For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended February 2, 2008, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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